Exhibit 1 (ii) under Form N-1A
                                         Exhibit 3(a) under Item 601/Reg. S-K

                                  FTI Funds
                               Amendment No. 1
                                     to
                            DECLARATION OF TRUST
                           dated October 18, 1995

    This Declaration of Trust is amended as follows:

     A. Strike Section 1 of Article I and substitute in its place the following:

          Section 1.  Name.

          This Trust shall be known as the FTI Funds, and the Trustees may conduct the business of the Trust under that name or any other name as they may determine from time to time.

     B.   Strike the first paragraph of Section 5 of Article III and
substitute                    in its place the following:

          Section 5.  Establishment and Designation of Series or Class.

          Without limiting the authority of the Trustees set forth in Article XII, Section 8, inter alia, to establish and designate any additional Series or Class or to modify the rights and preferences of any existing Series or Class, the Series shall be, and are established and designated as,

               FTI Emerging Markets Fund,
               FTI Global Bond Fund,
               FTI International Bond Fund,
               FTI International Equity Fund, and
               FTI Small Capitalization Equity Fund.

     C. Strike the second sentence of Section 3 of Article VIII and substitute in its place the following:
          When any one or more Series or Class is entitled to vote as a single Series or Class, one-half, or one-third, as appropriate, of the Shares of each such Series or Class entitled to vote shall constitute a quorum at a Shareholders' meeting of that Series or Class.

     D. Strike Section 9 of Article XII and substitute in its place the following:

          Section 9.  Use of Name.

          The Trust acknowledges that Fiduciary International, Inc. has reserved the right to grant the non-exclusive use of the name "Fiduciary" or any derivative thereof to any other investment company, investment company portfolio, investment adviser, distributor, or other business enterprise, and to withdraw from the Trust or one or more Series or Classes any right to the use of the name "FTI FUNDS."

    The undersigned Assistant Secretary of FTI Funds hereby certifies that the above-stated amendment is a true and correct Amendment to the Declaration of Trust, as adopted by the Board of Trustees on December 4, 1995.
    WITNESS the due execution hereof this 5th day of December, 1995.


                                      -2-

                                        /s/ Max F. Miller
                                       Max F. Miller,
                                       Assistant Secretary